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                                                                      EXHIBIT 5

                           INDEMNIFICATION AGREEMENT

  This Indemnification Agreement is made and entered into on April 7, 1997, by and between Peerless Industrial Group, Inc., a Minnesota corporation (the
"Corporation"), and                       , an officer and/or member of the
Board of Directors of the Corporation ("Indemnitee").

  Whereas, the Corporation desires that Indemnitee oppose and defend against what Indemnitee may consider to be unjustified investigations, claims, actions, suits and proceedings which have arisen or may arise in the future as a result of Indemnitee's service to the Corporation; and

  Whereas, the parties believe it appropriate to memorialize and reaffirm the Corporation's indemnification obligation to Indemnitee and, in addition, set forth the indemnification agreements contained herein;

  Now, Therefore, in consideration of the mutual agreements herein contained, the parties agree as follows:

  1. Indemnification.

    (a) Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by its Articles of Incorporation, Bylaws and the Minnesota Business Corporation Act, as the same exists or may hereafter be amended, against all reasonable expenses, liability and loss (including attorneys' fees, judgments, penalties, fines and amounts paid or to be paid in any settlement approved in advance by the Corporation, such approval not to be unreasonably withheld) (collectively, "Indemnifiable Liabilities") actually incurred or suffered by Indemnitee in connection with any threatened, pending or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, "Indemnifiable Litigation"), (i) to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee's capacity as a director or officer of the Corporation, or (ii) with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as a director, officer, employee or agent of the Corporation, or of any subsidiary or division, or, while a director of a corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

    (b) No change in the Corporation's Articles of Incorporation or Bylaws or the Minnesota Business Corporation Act subsequent to the date first above written shall have the effect of limiting or eliminating the indemnification available under this Agreement as to any act, omission or capacity for which this Agreement provides indemnification at the time of act, omission or capacity. If any change after the date of this Agreement in any applicable law, statute or rule expands the power of the Corporation to indemnify the Indemnitee, such change shall be within the purview of the Indemnitee's rights and the Corporation's obligations under this Agreement. If any change in any applicable law, statute or rule narrows the right of the Corporation to indemnify the Indemnitee, such change, except to the extent otherwise required by law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

    (c) In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

    (d) The Corporation shall not be liable under this Agreement to make any payment for any liability incurred in a proceeding in which the Indemnitee is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

      (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

      (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

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      (iii) for the types of liability set forth in the Minnesota Business
    Corporation Act, as the same exists or may hereafter be amended; or

      (iv) for any transaction from which he or she received any improper personal benefit.

    (e) The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee:

      (i) for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

      (ii) for which payment is actually made to the Indemnitee by the Corporation otherwise than pursuant to this Agreement, except in respect of any excess beyond the amount of such payment; or

      (iii) for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of
    Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state statutory law.

  2. Interim Expenses. The Corporation agrees to pay for or reimburse all reasonable expenses (including attorneys' fees and expenses) incurred by Indemnitee in connection with any Indemnifiable Litigation in advance of the final disposition thereof ("Indemnifiable Expenses"), provided that the Corporation has received (a) a written undertaking, executed personally or on behalf of Indemnitee, substantially in the form attached hereto as Annex I, to repay the amount so advanced to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation under this Agreement or otherwise and (b) a written affirmation of the Indemnitee's good faith belief that he or she has met the standard of conduct required under the Minnesota Business Corporation Act to enable the Corporation to indemnify the Indemnitee.

  3. Procedure for Making Demand.

    (a) Indemnifiable Liabilities. Payments of Indemnifiable Liabilities to which an Indemnitee is entitled pursuant to Section 1 hereof shall be made promptly but in no event later than thirty (30) days after Indemnitee is determined, in the manner set forth below, to have met the standard of conduct required by Section 1 hereof and the Minnesota Business Corporation Act. Upon receipt of a written demand for payment of Indemnifiable Liabilities from Indemnitee, the Board of Directors shall promptly initiate action to ensure that a determination regarding Indemnitee's standard of conduct is made in the following manner: (i) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (ii) if a quorum of the Board of Directors cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (iii) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in subparagraph (i) or
  (ii), or if a quorum of the Board of Directors cannot be obtained under subparagraph (i), and a committee cannot be designated under subparagraph
  (ii), selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (iv) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel under subparagraph (iii). Indemnitee may contest the determination that Indemnitee has not met the relevant standard of indemnification by petitioning a court to make an independent determination with respect to rights of indemnification.

    (b) Indemnifiable Expenses. Payments of Indemnifiable Expenses to which the Indemnitee is entitled pursuant to Section 2 hereof shall be made no later than ten (10) days after receipt by the Corporation of the written undertaking and affirmation of Indemnitee referred to in Section 2 hereof.

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  4. Failure to Indemnify. If a court of competent jurisdiction orders indemnification or advances for expenses to be made by the Corporation, Indemnitee shall also be entitled to be paid for expenses (including attorneys' fees) incurred in connection with the application for the court-ordered payments.

  5. Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

  6. Contract Rights Not Exclusive. The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which Indemnitee may have or may hereafter acquire under any statute, provision of the Corporation's Articles of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

  7. Indemnitee's Obligations. The Indemnitee shall promptly advise the Corporation in writing of the institution of any investigation, claim, action, suit or proceeding which is or may be subject to this Agreement and keep the Corporation generally informed of, and consult with the Corporation with respect to, the status of any such investigation, claim, action, suit or proceeding. Notices to the Corporation shall be directed to Peerless Industrial Group, Inc., Attn: Corporate Secretary (or such other address as the Corporation shall designate in writing to Indemnitee). Notice shall be deemed received three days after the date postmarked if sent by certified or registered mail, properly addressed. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

  8. Severability. Should any provision of this Agreement, or any clause thereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clause of this Agreement shall remain fully enforceable and binding on the parties.

  9. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

  10. Choice of Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota.

  In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.

Indemnitee

                                          Peerless Industrial Group, Inc.

________________________________          By: _________________________________
                                              William H. Spell
                                              Its: Chief Executive Officer


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                                                                        ANNEX 1

                                   AGREEMENT

  This Agreement is made and entered into on                , 199 , by and
between Peerless Industrial Group, Inc., a Minnesota corporation (the
"Corporation"), and                   , an officer and/or a member of the
Board of Directors of the Corporation ("Indemnitee").

  Whereas, Indemnitee has become involved in investigations, claims, actions, suits or proceedings which have arisen as a result of Indemnitee's service to the Corporation; and

  Whereas, Indemnitee desires that the Corporation pay or reimburse Indemnitee for any and all reasonable expenses (including, but not limited to, attorneys' fees and court costs) actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in defending or investigating any such suits or claims and that such payment be made in advance of the final disposition of such investigations, claims, actions, suits or proceedings to the extent that Indemnitee has not been previously reimbursed by insurance; and

  Whereas, the Corporation is willing to make such payments if it receives an undertaking from Indemnitee to repay such payments under certain circumstances; and

  Whereas, Indemnitee is willing to give such an undertaking.

  Now, Therefore, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

    1. In regard to any payments made by the Corporation to Indemnitee
  pursuant to the terms of the Indemnification Agreement dated           ,
  1997, between the Corporation and Indemnitee, Indemnitee hereby undertakes and agrees to repay to the Corporation, promptly and in any event within thirty (30) days after the disposition, including any appeals, of any litigation or threatened litigation on account of which payments were made, amounts received if it is determined that he or she is not entitled to indemnification by the Corporation under the Indemnification Agreement and the Minnesota Business Corporation Act.

    2. This Agreement shall not affect in any manner the rights which Indemnitee may have against the Corporation, any insurer or any other person to seek indemnification for or reimbursement of any expenses referred to herein or any judgment which may be rendered in any litigation or proceeding.

  In Witness Whereof, the parties hereto have caused this Agreement to be executed on the date first above written.

                                          Peerless Industrial Group, Inc.

                                          By:  ________________________________
                                          Name:  ______________________________
                                          Title:  _____________________________

                                          Indemnitee

                                          _____________________________________

                                          Name:  ______________________________

                                          Position(s) Held: ___________________

                                          _____________________________________

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